Exhibit 99.1

News Release

WINNEBAGO INDUSTRIES REPORTS FIRST QUARTER FISCAL 2023 RESULTS
-- Strong Motorhome and Marine Revenues, Up 10.1% and 65.7% Respectively --
-- Reported Diluted EPS of $1.73 and Adjusted Diluted EPS of $2.07 --
-- Pontoon Market Share of 6.7% on a Trailing 12 Months,(1) Barletta Continues to Gain Share --
-- Strong Liquidity, Leverage and Cash Position Maintained --

EDEN PRAIRIE, MINNESOTA, December 16, 2022 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's Fiscal 2023 first quarter.

First Quarter Fiscal 2023 Results
Revenues for the Fiscal 2023 first quarter ended November 26, 2022, were $952.2 million, a decrease of 17.6% compared to $1.2 billion for the Fiscal 2022 period, driven by unit volume decreases versus record year-ago comparisons, partially offset by Marine segment unit growth and price increases in all segments related to higher material and component costs. Gross profit was $160.4 million, a decrease of 30.1% compared to $229.4 million for the Fiscal 2022 period, driven by timing of inflationary pressures relative to pricing, operating deleverage, and productivity loss from supply disruptions. Gross profit margin decreased 300 basis points in the quarter to 16.8%. Operating income was $85.9 million for the quarter, a decrease of 41.3% compared to $146.4 million for the first quarter of last year. Fiscal 2023 first quarter net income was $60.2 million, a decrease of 39.6% compared to $99.6 million in the prior year quarter. Reported earnings per diluted share was $1.73, compared to reported earnings per diluted share of $2.90 in the same period last year. Adjusted earnings per diluted share was $2.07, a decrease of 41.0% compared to adjusted earnings per diluted share of $3.51 in the same period last year. Consolidated Adjusted EBITDA was $97.0 million for the quarter, a decrease of 42.0%,compared to $167.2 million last year.

President and Chief Executive Officer Michael Happe commented, “Winnebago Industries’ first quarter results are a testament to the strength, diversification and resiliency of our brand portfolio amid a dynamic macroeconomic environment. Growth in our Motorhome and Marine segments helped to mitigate challenging market conditions in our Towables business, demonstrating the ongoing benefits of a more balanced array of outdoor recreation businesses. We are also proud of the investments our team continues to make in strengthening our golden threads of quality, innovation and experience. This was evidenced recently with our Winnebago-branded HIKE 100 FLX travel trailer being named "RV of the Year" by RVBusiness trade magazine, and all three of our RV brands (Winnebago, Grand Design, and Newmar) receiving the 2022 Dealer Satisfaction Index awards from the RV Dealer Association. I want to thank all of our Winnebago Industries employees for their hard work during the quarter and their perseverance as we continue to face various challenges, including ongoing supply chain disruption at times. While we expect uncertain market conditions to continue to persist into calendar year 2023, we will remain disciplined on our business operations while still making smart investments in profitable differentiation for our future."

Towable
Revenues for the Towable segment were $347.3 million for the first quarter, down 46.7% compared to record results in the prior year, primarily driven by a decline in unit volume. Segment Adjusted EBITDA was $36.3 million, down 67.6% compared to the prior year period. Adjusted EBITDA margin of 10.5% decreased 670 basis points, primarily due to deleverage, a normalization back to seasonal trends after extraordinary performance during the prior year period when dealer inventories were at all-time lows, and the timing of inflationary pressures relative to previous pricing actions. Backlog decreased to $434.0 million, a decrease of 76.9% compared to the prior year period driven by higher dealer inventory levels.

Motorhome
Revenues for the Motorhome segment were $464.2 million for the first quarter, up 10.1% from the prior year, driven by price increases related to higher material and component costs, partially offset by unit volume decline. As previously disclosed, Mercedes-Benz AG has issued a global recall related to an electronic parking brake defect affecting model years 2019 through 2022 Sprinter chassis. Winnebago Industries, its dealers, and other upfitters using the Sprinter chassis are not able to sell any of these affected products pending the implementation of a fix. For the first quarter of Fiscal 2023, we estimate the recall had a negative impact of approximately $50 million in net sales, as well as corresponding impacts to profitability and cash flow. Segment Adjusted EBITDA was $50.3 million, essentially flat to the prior year. Adjusted EBITDA margin of 10.8% decreased 110 basis points compared to the prior year due to deleverage, productivity and supply chain challenges including the chassis recall, partially offset by price increases related to higher material and component costs. Backlog decreased to $1.6 billion, down 33.8% from the prior year, driven by normalizing levels of dealer inventories.

Marine
Revenues for the Marine segment were $131.4 million for the first quarter, up 65.7% from unit volume growth and price increases related to higher material and component costs. Marine is Winnebago Industries’ fastest-growing segment, led by extraordinary market share growth of the Barletta brand in the fast-growing pontoon category, complemented by steady demand for the iconic Chris-Craft brand in the fiberglass category. Barletta continues to outperform the pontoon category and gain market share, according to October 2022 reports from Statistical Surveys Inc. Segment Adjusted EBITDA was $18.5 million, and Adjusted EBITDA margin was 14.1%, up 80 basis points compared to the prior year, primarily due to increased revenue and operating leverage as the Company continues to optimize manufacturing processes and leverages the enterprise capabilities of the broader organization. Backlog for the Marine segment was up 23.8% compared to the prior year period from continued re-stocking of dealer inventories and signing of new dealers.

Balance Sheet and Cash Flow
As of November 26, 2022, the Company had total outstanding debt of $590.4 million ($600.0 million of debt, net of debt issuance costs of $9.6 million) and working capital of $617.7 million. Cash flow from operations was $29.9 million in the first quarter of Fiscal 2023.

Mr. Happe continued, “At our recent Investor Day, Winnebago Industries shared strategic priorities and business targets through our Fiscal 2025 year. This was a well-considered, positive representation of our plans and ambitions in the future to create an even stronger company and drive success for our many stakeholders. Winnebago Industries is committed to being the trusted leader in outdoor lifestyle solutions and to that end we will continue to invest strategically in long-term initiatives that create a profitable growth foundation. However, navigating the near-term during the rest of Fiscal 2023 is critically important in maintaining momentum and financial health. We expect some supply chain issues and the normalization of outdoor retail demand to continue through the rest of this period, yet we are focused on maintaining solid profitability by leveraging our highly variable cost structure, strong relationships with dealers and suppliers, and the appeal of our increasingly diverse portfolio of premium brands.”

Conference Call
Winnebago Industries, Inc. will discuss Fiscal 2023 first quarter earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for up to one year.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand
Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The
Company builds quality motorhomes, travel trailers, fifth-wheel products, pontoons, inboard/outboard and sterndrive powerboats and commercial community outreach vehicles. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; uncertainty surrounding the COVID-19 pandemic; availability of financing for RV and marine dealers; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; competition and new product introductions by competitors; risk related to cyclicality and seasonality of our business; risk related to independent dealers; significant increase in repurchase obligations; business or production disruptions; inadequate inventory and distribution channel management; ability to retain relationships with our suppliers and obtain components, including the nature and timing of the remedy for the recall of Mercedes-Benz Sprinter chassis; increased material and component costs, including availability and price of fuel and other raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; impairment of goodwill and trade names; and risks related to our convertible and senior secured notes including our ability to satisfy our obligations under these notes. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Investors: Ray Posadas
ir@winnebagoind.com

Media: Amber Holm
media@winnebagoind.com

Winnebago Industries, Inc.
Footnote to News Release

Footnote:

(1) Data reported by Statistical Surveys, Inc., representing trailing twelve-month pontoon market share through October 2022. This data is continuously updated and often impacted by delays in reporting by various states.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions, except percent and per share data)	November 26, 2022		November 27, 2021
Net revenues	$952.2	100.0%	$1,155.7	100.0%
Cost of goods sold	791.8	83.2%	926.3	80.2%
Gross profit	160.4	16.8%	229.4	19.8%
Selling, general, and administrative expenses	70.7	7.4%	74.8	6.5%
Amortization	3.8	0.4%	8.2	0.7%
Total operating expenses	74.5	7.8%	83.0	7.2%
Operating income	85.9	9.0%	146.4	12.7%
Interest expense, net	5.9	0.6%	10.2	0.9%
Non-operating loss	0.3	—%	6.5	0.6%
Income before income taxes	79.7	8.4%	129.7	11.2%
Provision for income taxes	19.5	2.0%	30.1	2.6%
Net income	$60.2	6.3%	$99.6	8.6%

Earnings per common share:
Basic	$1.98		$2.99
Diluted	$1.73		$2.90
Weighted average common shares outstanding:
Basic	30.4		33.3
Diluted	35.5		34.4

Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in millions)	November 26, 2022	August 27, 2022
Assets
Current assets
Cash and cash equivalents	$271.7	$282.2
Receivables, net	203.0	254.1
Inventories, net	553.0	525.8
Prepaid expenses and other current assets	26.1	31.7
Total current assets	1,053.8	1,093.8
Property, plant, and equipment, net	294.8	276.2
Goodwill	484.2	484.2
Other intangible assets, net	468.6	472.4
Investment in life insurance	28.9	28.6
Operating lease assets	40.1	41.1
Deferred income tax assets, net	3.7	—
Other long-term assets	19.9	20.4
Total assets	$2,394.0	$2,416.7

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$133.2	$217.5
Income taxes payable	20.3	0.7
Accrued expenses	282.6	303.9
Total current liabilities	436.1	522.1
Long-term debt, net	590.4	545.9
Deferred income tax liabilities, net	—	6.1
Unrecognized tax benefits	5.8	5.7
Long-term operating lease liabilities	39.5	40.4
Deferred compensation benefits, net of current portion	8.4	8.1
Other long-term liabilities	25.2	25.4
Total liabilities	1,105.4	1,153.7
Shareholders' equity	1,288.6	1,263.0
Total liabilities and shareholders' equity	$2,394.0	$2,416.7

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions)	November 26, 2022	November 27, 2021
Operating activities
Net income	$60.2	$99.6
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	6.6	5.3
Amortization	3.8	8.2
Non-cash interest expense, net	—	3.6
Amortization of debt issuance costs	0.8	0.6
Last in, first-out expense	1.1	0.4
Stock-based compensation	3.0	2.7
Deferred income taxes	1.0	(0.2)
Contingent consideration fair value adjustment	0.4	6.4
Other, net	(0.2)	2.3
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	51.2	(7.2)
Inventories, net	(28.3)	(70.3)
Prepaid expenses and other assets	6.9	4.8
Accounts payable	(81.5)	(17.7)
Income taxes and unrecognized tax benefits	19.1	24.7
Accrued expenses and other liabilities	(14.2)	(6.7)
Net cash provided by operating activities	29.9	56.5

Investing activities
Purchases of property, plant, and equipment	(27.8)	(23.2)
Acquisition of business, net of cash acquired	—	(228.2)
Other, net	0.7	—
Net cash used in investing activities	(27.1)	(251.4)

Financing activities
Borrowings on long-term debt	1,475.0	932.6
Repayments on long-term debt	(1,475.0)	(932.6)
Payments of cash dividends	(8.5)	(6.0)
Payments for repurchases of common stock	(4.5)	(23.7)
Other, net	(0.3)	1.4
Net cash used in financing activities	(13.3)	(28.3)

Net decrease in cash and cash equivalents	(10.5)	(223.2)
Cash and cash equivalents at beginning of period	282.2	434.6
Cash and cash equivalents at end of period	$271.7	$211.4

Supplemental Disclosures
Income taxes (received) paid, net	$(1.3)	$8.7
Interest paid	2.3	4.8

Non-cash investing and financing activities
Issuance of common stock for acquisition of business	$—	$22.0
Capital expenditures in accounts payable	4.1	1.1
Increase in lease assets in exchange for lease liabilities:
Operating leases	0.2	0.3
Finance leases	—	1.1

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 26, 2022	% of Revenues	November 27, 2021	% of Revenues	$ Change	% Change
Net revenues	$347.3		$651.0		$(303.7)	(46.7)%
Adjusted EBITDA	36.3	10.5%	112.1	17.2%	(75.8)	(67.6)%

	Three Months Ended
Unit deliveries	November 26, 2022	Product Mix(1)	November 27, 2021	Product Mix(1)	Unit Change	% Change
Travel trailer	4,650	64.7%	11,143	67.8%	(6,493)	(58.3)%
Fifth wheel	2,541	35.3%	5,288	32.2%	(2,747)	(51.9)%
Total towables	7,191	100.0%	16,431	100.0%	(9,240)	(56.2)%

	November 26, 2022		November 27, 2021		Change	% Change
Backlog(2)
Units	10,441		48,759		(38,318)	(78.6)%
Dollars	$434.0		$1,874.8		$(1,440.8)	(76.9)%
Dealer Inventory
Units	20,576		15,344		5,232	34.1%
(1)    Percentages may not add due to rounding differences.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 26, 2022	% of Revenues	November 27, 2021	% of Revenues	$ Change	% Change
Net revenues	$464.2		$421.5		$42.7	10.1%
Adjusted EBITDA	50.3	10.8%	50.2	11.9%	0.1	0.2%

	Three Months Ended
Unit deliveries	November 26, 2022	Product Mix(1)	November 27, 2021	Product Mix(1)	Unit Change	% Change
Class A	693	27.6%	744	27.2%	(51)	(6.9)%
Class B	1,322	52.7%	1,447	52.9%	(125)	(8.6)%
Class C	493	19.7%	544	19.9%	(51)	(9.4)%
Total motorhomes	2,508	100.0%	2,735	100.0%	(227)	(8.3)%

	November 26, 2022		November 27, 2021		Change	% Change
Backlog(2)
Units	10,089		18,826		(8,737)	(46.4)%
Dollars	$1,596.0		$2,412.6		$(816.6)	(33.8)%
Dealer Inventory
Units	4,234		2,468		1,766	71.6%
(1)    Percentages may not add due to rounding differences.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 26, 2022	% of Revenues	November 27, 2021	% of Revenues	$ Change	% Change
Net revenues	$131.4		$79.3		$52.1	65.7%
Adjusted EBITDA	18.5	14.1%	10.6	13.3%	7.9	74.5%

	Three Months Ended
Unit deliveries	November 26, 2022		November 27, 2021		Unit Change	% Change
Boats	1,700		1,135		565	49.8%

	November 26, 2022		November 27, 2021		Change	% Change
Backlog(1)
Units	3,633		3,002		631	21.0%
Dollars	$318.5		$257.2		$61.3	23.8%
Dealer Inventory
Units	3,182		1,446		1,736	120.1%
(1)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended
	November 26, 2022	November 27, 2021
Diluted earnings per share(1)	$1.73	$2.90
Acquisition-related costs(2)	0.02	0.10
Litigation reserves(2)	—	0.12
Amortization(2)	0.11	0.24
Non-cash interest expense(2,3)	—	0.11
Contingent consideration fair value adjustment(2)	0.01	0.19
Tax impact of adjustments(4)	(0.03)	(0.18)
Impact of convertible notes - other(5)	0.24	0.05
Adjusted diluted earnings per share(6)	$2.07	$3.51
(1)    In the first quarter of Fiscal 2022 and the first quarter of Fiscal 2023, respectively, we utilized the treasury stock method and the if-converted method for calculating the dilutive impact of our convertible notes in the calculation of diluted earnings per share.
(2)    Represents a pre-tax adjustment.
(3)    Non-cash interest expense associated with the convertible notes issued related to our acquisition of Newmar. In the first quarter of Fiscal 2023, due to the adoption of Accounting Standards Update (ASU) 2020-06, non-cash interest expense will no longer be recognized.
(4)    Income tax charge calculated using the statutory tax rate for the U.S. of 24.1% and 24.2% for Fiscal 2023 and Fiscal 2022, respectively.
(5)    In the first quarter of Fiscal 2022, this represents the dilution of convertible notes which is economically offset by a call spread overlay that was put in place upon issuance. In the first quarter of Fiscal 2023, as a result of the adoption of ASU 2020-06, the convertible notes are assumed to be converted into common stock at the beginning of the reporting period, and interest expense is excluded, both of which impact the calculation of reported diluted earnings per share.
(6)    Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended
(in millions)	November 26, 2022	November 27, 2021
Net income	$60.2	$99.6
Interest expense, net	5.9	10.2
Provision for income taxes	19.5	30.1
Depreciation	6.6	5.3
Amortization	3.8	8.2
EBITDA	96.0	153.4
Acquisition-related costs	0.6	3.4
Litigation reserves	—	4.0
Contingent consideration fair value adjustment	0.4	6.4
Adjusted EBITDA	$97.0	$167.2

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-backed revolving credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.